ACNB CORPORATION                                              PRESS RELEASE
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FOR IMMEDIATE RELEASE
                                                    Contact: Lynda L. Glass
                                                               717.339.5085


                                ACNB CORPORATION
                         REPORTS SECOND QUARTER EARNINGS

GETTYSBURG, Pa., August 10---ACNB Corporation reported net income of $3,811,000 for the first half of 2005, a decrease of 3% compared to $3,939,000 over the same period of 2004. Net income on a per share basis amounted to $.70 for the first six months of 2005 and was $.72 a year ago. Dividends paid to shareholders for the first half of 2005 totaled $2,283,000, or $.42 per share.

     Total assets of ACNB Corporation on June 30, 2005, were $917 million---a 2% increase in comparison to June 30, 2004. Deposits rose by 1% over the previous year to $676 million. Total loans increased by 10% to $464 million. A 7% increase in equity capital resulted in an aggregate of $74.3 million on June 30, 2005.

      ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD. Originally founded in 1857, Adams County National Bank serves its marketplace via a network of sixteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA. Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the Newville, Cumberland County, PA, area. Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in sixteen states, including Pennsylvania and Maryland, and offices in Westminster, Carroll County, MD, and Timonium, Baltimore County, MD.


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ACNB #2005-10
August 10, 2005